CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 32 to the Registration Statement on Form N-4 (No. 333-21975) (the “Registration Statement”) of our report dated February 25, 2022 relating to the statutory financial statements of The Guardian Insurance & Annuity Company, Inc. and consent to the incorporation by reference in the Registration Statement of our report dated April 19, 2022 relating to the financial statements of each of the investment options of The Guardian Separate Account E indicated in our report. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 27, 2022